Exhibit 99.3

OPTION AGREEMENT

This Option Agreement (this “Option Agreement”) is entered into as of August 31, 2004 by and between Whitney Information Network, Inc., to include its subsidiaries and affiliates (“WIN”), and Discount Buyers Association of America, Inc., (the “Company”).

RECITALS

WHEREAS, simultaneously with the execution of this Option Agreement, the Company and WIN have entered into a Distribution and Management Agreement, attached hereto as Exhibit A (the “Distribution and Management Agreement”), under which WIN will license and distribute the products of the Company; and

WHEREAS, WIN desires to have, and the Company is desirous of granting, an option for WIN to purchase the assets of the Company under the terms and conditions of the Asset Purchase Agreement, and the ancillary agreements and documents thereto, substantially in the form of Exhibit B attached hereto (the “Asset Purchase Agreement”).

NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Company hereby irrevocably grants to WIN an exclusive option (the “Option”) to consummate, and to have the Company consummate, the transactions contemplated by the Asset Purchase Agreement, including without limitation entering into and executing, and having the Company enter into and execute, the Asset Purchase Agreement.

2.                                       Exercise of Option. The Option may be exercised by WIN in its sole discretion at any time between the date hereof and February 28, 2005.

3.                                       Notice and Time Exercise. In order to exercise the Option, WIN shall give written notice of its intention to exercise the Option to the Company at the address in Section 10(c) below, which notice shall set forth the date for closing (the “Closing Date”).

4.                                       Closing.  On the Closing Date, the Company and WIN shall execute the Asset Purchase Agreement, and take any other actions required to consummate the transactions contemplated by the Purchase Agreement.

5.                                       Distribution and Management Agreement.  The Company and WIN agree and acknowledge the initial compensation of five hundred thousand ($500,000.00) paid by WIN to the Company under the Distribution and Management Agreement, shall be deducted from the consideration to be received by the Company under Schedule 2.01 of the Asset Purchase Agreement.

6.                                       Representations and Warranties of WIN and Company.  The Company and WIN represent and warrant to each other as follows:

(a)                                  Due Authorization. This Option Agreement has been duly authorized by all necessary corporate action on the part of both the Company and WIN, has been duly executed by a duly authorized officer of the Company and WIN and constitutes a valid and binding obligation of the Company and WIN.

(b)                                 No Conflicts. Neither the execution and delivery of this Option Agreement, nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the organizational documents of the Company or WIN or any agreement, instrument, judgment, decree, law, rule or order applicable to the Company or WIN or to which the Company or WIN is a party.

7.                                       Covenants. From the date hereof until the earlier of the Closing Date or the termination of this Option Agreement, the Company shall carry on its business in the ordinary course consistent with past practice and use its best efforts to preserve intact its current business organization and preserve its relationship with customers and licensees.  Without limiting the generality of the foregoing, the Company shall not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties except sales of inventory or sales of immaterial assets or sales of assets in the ordinary course of business.

8.                                       Assignability. This Option Agreement binds and inures to the benefit of the Company and WIN and their successors.  This Option Agreement is not assignable by either the Company or WIN without the prior written consent of the other party.

9.                                       Remedies. The Company agrees that if for any reason WIN will have exercised its rights under this Option Agreement and the Company will have failed to perform its obligations under this Option Agreement, then WIN will be entitled to specific performance and injunctive and other equitable relief.  WIN agrees that if it fails to perform any of its obligations under this Option Agreement, then the Company will be entitled to specific performance and injunctive and other equitable relief.  This provision is without prejudice to any other rights that the Company or WIN may have against the other party for failure to perform its obligations under this Option Agreement.

10.                                 Miscellaneous.

(a)                                  Termination. This Option Agreement and the Option, to the extent not previously exercised, will terminate upon the earliest of (i) February 28, 2005, or (ii) the mutual agreement of the Company and WIN.

(b)                                 Amendments. This Option Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the Company and WIN.

(c)                                  Notices. All notices and other communications hereunder shall be in writing and shall deemed to have been given and received upon receipt if sent by overnight mail or on the third day after mailing by certified or registered mail, to the parties at the following addresses:

Addresses for the Company:

Discount Buyers Association of America, Inc.

1532 US 41 Bypass, Suite 265

Venice, Florida 34293

Attention: Donald Burnham

Address for WIN:

Whitney Information Network, Inc.

1612 East Cape Coral Parkway

Cape Coral, FL 33904

Attention: Ronald Simon, Secretary

With a copy to:

Whitney Information Network, Inc.

1612 East Cape Coral Parkway

Cape Coral, FL 33904

Attention: Marie Code, General Counsel

(d)                                 Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of Florida, without regard to its conflicts of laws rules.

(e)                                  Counterparts. This Option Agreement may be executed in multiple counterparts, which may be delivered by facsimile, each of which shall have the force and effect of an original.

IN WITNESS WHEREOF, this Option Agreement has been duly executed by both the Company and WIN as of the date first written above.

COMPANY	WHITNEY INFORMATION NETWORK, INC.

Donald R. Burnham	Ronald S. Simon
President	Secretary